Exhibit 99.1
NEWS
Connecticut Water Company
93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc. Reports Nine Month Earnings
Earnings total $2.05 per share in first nine months, increase of 10%

Clinton, Connecticut, November 8, 2016 – Connecticut Water Service, Inc. (NASDAQ GS: CTWS) announced Net Income of $22.6 million, or earnings per basic average share (EPS) of $2.05, on total revenues of $81.9 million in the first nine months of 2016. Total revenues include revenues generated by the Company’s three business segments: Water Operations, Service and Rentals, and Real Estate. In the same period of 2015, the Company had Net Income of $20.5 million, or $1.87 EPS, on total revenues of $80.6 million.
Net Income in the Company’s core business, the Water Operations segment, was $21.6 million, on revenues of $78.0 million. In the same period of 2015, net income from the segment totaled $19.1 million, on revenues of $76.2 million. The increase in revenues was related to recovery of costs for completed infrastructure replacement projects through the Water Infrastructure and Conservation Adjustment (WICA) in Connecticut and the Water Infrastructure Charge (WISC) in Maine, as well as a general rate increase in Maine’s Biddeford Saco division.
Total Operating Expenses decreased $477,000 in the first nine months of 2016 when compared to 2015. The primary drivers were decreased Operations & Maintenance (O&M) expenses related to pension and other compensation benefits, post-retirement medical and use of outside services.

Third Quarter Operating Results
In the third quarter of 2016, Net Income was $9.5 million, or EPS of $0.86, which was an increase of 7.5% from the $8.8 million, or EPS of $0.80, reported in the same period of 2015. The increase in earnings was largely attributable to the same factors that drove the nine month results.

Total operating expenses decreased $292,000, or 1.5%, to $18.7 million in the third quarter of 2016 due largely to the same O&M expense reductions cited for the nine month results.
Eric W. Thornburg, President and CEO of CTWS, noted that much of the Company’s service area is currently classified as being in ‘Severe Drought’ by the U.S. Drought Monitor. Mr. Thornburg stated, “We are fortunate to have innovative regulatory tools available to us in both states. In Connecticut, where we are already utilizing the Water Revenue Adjustment (WRA), we are able to aggressively promote water conservation during times of drought without materially impacting our revenues. This allows us to focus on preserving water resources and serving our customers rather than on water sales.” A WRA also became available in Maine in 2015, but has not yet been implemented.

Dividend Increase
On May 13, 2016, CTWS’s Board of Directors approved an increase of 5.6% in its annualized cash dividend, raising the quarterly amount to $0.2825 per share on the Company’s common stock, for an annualized dividend of $1.13. This increase also accelerated the timing of the annual increase which has historically occurred in the third quarter of the year. That acceleration combined with the increase projects to a 6.2% increase in 2016 dividends versus 2015.
The dividend increase on common shares became effective with the quarterly cash dividend payment of $0.2825 per common share that was paid on June 15, 2016. The Company has since paid a similar quarterly cash dividend on commons shares on September 15, 2016. Through the first nine months of 2016, the cash dividend paid on common shares was $0.8325, compared to $0.7825 paid in the same period of 2015.

WICA & WISC
Effective October 1, 2016, the Connecticut Public Utilities Regulatory Authority (PURA) approved a 2.01% increase in the WICA on the bills of Connecticut customers. Connecticut Water files for WICA increases on a statewide basis. In Maine, Maine Water files for WISC increases with the Maine Public Utilities Commission (MPUC) on a system-by-system basis. Between October 25 and November 1, 2016, Maine Water had filed for WISC increases in 7 of its 10 divisions. The requests range from 1.63% to 3.79% and are expected to be effective on December 1, 2016, pending MPUC approval.
WICA and WISC allow for recovery of eligible infrastructure replacements on a semi-annual basis. Since the adoption of WICA in 2007, Connecticut Water has replaced more than 100 miles of aging water main with an average age of 75 years. WISC became available in Maine in 2013.
Other Developments
On October 11, 2016, the Company entered into an agreement to acquire The Avon Water Company (AWC) in a transaction that reflects a total enterprise value of $36.6 million. AWC serves approximately 4,800 water customers in the communities of Avon, Farmington and Simsbury. The Boards of Directors of CTWS and AWC have each unanimously approved the agreement. CTWS expects an application will be filed with PURA seeking approval of the acquisition in the fourth quarter of 2016 with a closing by the end of the second quarter of 2017.
Last May, the Company entered into an agreement to acquire The Heritage Village Water Company (HVWC) in a transaction that reflects a total enterprise value of $20.6 million. HVWC serves approximately 4,700 water and 3,000 wastewater customers in the communities of Middlebury, Oxford, and Southbury. A final PURA decision on this acquisition is expected in early December.
With the addition of these two companies, CTWS will have grown its customer base by more than 45% since 2011 through acquisitions in Connecticut and Maine, with HVWC and AWC combined representing 8% customer growth for the company. Upon completion of the transactions, CTWS will serve more than 132,000 water customers, or more than 450,000 people in 80 communities across Connecticut and Maine, and more than 3,000 wastewater customers in Southbury, Connecticut.
The pipeline to serve the University of Connecticut’s Storrs Campus and the off-campus customers in the Town of Mansfield, Connecticut was placed into service in October 2016. The pipeline is currently serving customers of Connecticut Water’s Rolling Hills water system in Mansfield. The final connection to the University of Connecticut’s Storrs Campus is expected in November 2016. Construction on the 5-mile pipeline began in July 2015.
CTWS is the largest publicly traded water company based in New England. Through its wholly-owned public water utility subsidiaries, Connecticut Water and Maine Water, the

Company currently provides drinking water to approximately 124,000 customers, or about 400,000 people, throughout the states of Connecticut and Maine.
Additional information regarding results, performance or achievements noted in this news release is available in CTWS’s Form 10-Q filed with the SEC on November 8 2016. A link to the 10-Q filing can be found at http://ir.ctwater.com/ investors/sec-filings/default.aspx.
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Connecticut Water Service, Inc. & Subsidiaries

Selected Income Statement Information (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands except per share amounts)	2016	2015	2016	2015

Operating Revenues	$29,477	$28,444	$77,084	$75,098
Other Water Activities Revenues	314	476	938	1,129
Real Estate Revenues	8	6	8	6
Service and Rentals Revenues	1,419	1,573	3,862	4,398
Total Revenues	$31,218	$30,499	$81,892	$80,631

Operating Expenses	$18,698	$18,990	$51,253	$51,730
Other Utility Income, Net of Taxes	$160	$255	$503	$615
Total Utility Operating Income	$10,939	$9,709	$26,334	$23,983
Gain on Property Transactions, Net of Taxes	$2	$351	$2	$351
Non-Water Sales Earnings (Services and Rentals), Net of Taxes	$181	$296	$982	$1,040
Net Income	$9,535	$8,755	$22,626	$20,533
Net Income Applicable to Common Shareholders	$9,525	$8,745	$22,597	$20,504
Basic Earnings Per Average Common Share	$0.86	$0.80	$2.05	$1.87
Diluted Earnings Per Average Common Share	$0.84	$0.79	$2.01	$1.84
Basic Weighted Average Common Shares Outstanding	11,014	10,970	11,004	10,951
Diluted Weighted Average Common Shares Outstanding	11,233	11,171	11,223	11,157
Book Value Per Share	$21.14	$19.95	$21.14	$19.95

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)	September 30, 2016	September 30, 2015

ASSETS
Net Utility Plant	$583,789	$528,962
Current Assets	36,498	39,258
Other Assets	149,539	142,221

Total Assets	$769,826	$710,441

CAPITALIZATION AND LIABILITIES
Shareholders’ Equity	$237,620	$223,024
Preferred Stock	772	772
Long-Term Debt	200,155	176,679
Current Liabilities	41,379	32,247
Other Liabilities and Deferred Credits	289,900	277,719
Total Capitalization and Liabilities	$769,826	$710,441

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Connecticut Water’s proposed merger transactions with The Avon Water Company (“AWC”) and The Heritage Village Water Company (“HVWC”) (the “Mergers”). Examples include statements regarding the anticipated closing dates of the transactions and anticipated future results. Numerous factors could cause actual results to differ materially from expected results, such as delays in completing the mergers, difficulties in achieving anticipated benefits or cost savings from the mergers or in achieving such anticipated benefits or cost savings within the expected time frame, difficulties integrating these companies’ operations, increased competitive pressures, changes in general economic conditions, legislative and regulatory changes that adversely affect the water utility business, changes in the securities markets, and other future risks and uncertainties disclosed from time to time in documents that CTWS files with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information About the Mergers and Where to Find It

In connection with the proposed Mergers, CTWS will be filing two registration statements on Form S-4 with the SEC under the Securities Act of 1933 containing separate proxy statements of AWC and HVWC that each also constitutes a prospectus of CTWS (each, a “Statement/Prospectus”) and other documents regarding the proposed transactions.

Before making any voting or investment decisions, we urge investors and security holders to read the Statement/Prospectus (including all amendments and supplements thereto) and other documents filed with the SEC carefully and in their entirety when they become available, because they will contain important information about CTWS, AWC, HVWC and the proposed Mergers.

When available, copies of each Statement/Prospectus will be mailed to the shareholders of the AWC and HVWC. Copies of each Statement/Prospectus may be obtained free of charge at the SEC's web site at www.sec.gov, or by directing a request to CTWS's Corporate Secretary, Kristen A. Johnson, at Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413, or by telephone at 1-800-428-3985, ext. 3056, or on our website at www.ctwater.com. Copies of other documents filed by CTWS with the SEC may also be obtained free of charge at the SEC's web site or by directing a request to CTWS at the address provided above.

CTWS, AWC, HVWC and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed Mergers. Information regarding CTWS's directors and executive officers and their respective interests in CTWS by security holdings or otherwise is available in its Annual Report on Form 10-K filed with the SEC on March 14, 2016 and its Proxy Statement on Schedule 14A filed with the SEC on March 31, 2016. Certain information regarding the directors and executive officers of each of AWC and HVWC is available in their respective Annual Reports for 2015 filed with the PURA and available at the PURA's website, www.ct.gov/pura. Additional information regarding the interests of such potential participants will be included in each

Statement/Prospectus and registration statement, and other relevant materials to be filed with the SEC, when they become available, including in connection with the solicitation of proxies to approve the proposed Mergers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offer or sale of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933.

News media contact:

Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 664-6016